Exhibit 99.1

Intercontinental Exchange Completes Acquisition of Ellie Mae from Thoma Bravo

ATLANTA, GA and PLEASANTON, CA – September 4, 2020 – Intercontinental Exchange (NYSE: ICE), a leading operator of global exchanges and clearing houses and provider of mortgage technology, data and listing services, today announced that it has received regulatory approval and fully completed its $11 billion acquisition of Ellie Mae from leading private equity firm Thoma Bravo.

“We are excited to begin the next important chapter in our journey to digitize the residential mortgage industry,” said Jeffrey C. Sprecher, Founder, Chairman and CEO of Intercontinental Exchange. “Ellie Mae’s industry leadership and best-of-breed technology will better enable us to further accelerate the automation of the mortgage origination workflow, which will benefit stakeholders across the production chain, including consumers.”

Ellie Mae was founded in 1997 with a mission to automate and digitize the trillion-dollar residential mortgage industry. Through its digital lending platform, Ellie Mae provides technology services to all participants in the mortgage supply chain, including its over 3,000 customers and thousands of partners and investors participating on their open network who provide liquidity to the market. Lenders rely on Ellie Mae to securely manage and facilitate the exchange of data across the ecosystem to enable the origination of mortgages, while maintaining strict adherence to various local, state and federal compliance requirements.

Intercontinental Exchange’s efforts to help automate the mortgage workflow began with its majority investment in the Mortgage Electronic Registrations System (MERS) in 2016, which it fully acquired in 2018. The strategy continued with the acquisition of Simplifile in 2019, furthering a focus on digitizing the closing and post-closing process for U.S. mortgages. The core focus of Ellie Mae's technology, expertise and network is in the mortgage origination process, connecting brokers, underwriters and lenders. With all three of these entities, MERS, Simplifile and Ellie Mae working together as part of ICE Mortgage Technology, the expanded platform will, for the first time, bring together all of the key stakeholders from origination to final settlement in one digital mortgage ecosystem.

Key Third Quarter 2020 Financial Metrics:

Based on a closing date of September 4th, 2020 and an allocation to ICE based on the number of business days following completion, ICE currently expects the Ellie Mae transaction to contribute the following to its third quarter 2020 results:

•	Revenue of $67 million to $72 million
•	Adjusted operating expense[1] of $34 million to $36 million
•	Interest expense of $11 million to $12 million
•	Approximately 5 million weighted average diluted shares outstanding, which are expected to result in total weighed average diluted shares outstanding of 551 million to 554 million in the third quarter of 2020.

1 Adjusted operating expenses excludes the amortization of acquisition-related intangibles related to the Ellie Mae acquisition. At the time of this release, we cannot reasonably estimate the GAAP operating expenses due to the unknown amount of amortization acquisition-related intangibles, which are currently being valued by a third party and are expected to be disclosed when we report our third quarter results.

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) is a Fortune 500 company formed in the year 2000 to modernize markets. ICE serves customers by operating the exchanges, clearing houses and information services they rely upon to invest, trade and manage risk across global financial and commodity markets. A leader in market data, ICE Data Services serves the information and connectivity needs across virtually all asset classes. As the parent company of the New York Stock Exchange, the company is the premier venue for raising capital in the world, driving economic growth and transforming markets.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at http://www.intercontinentalexchange.com/terms-of-use. Key Information Documents for certain products covered by the EU Packaged Retail and Insurance-based Investment Products Regulation can be accessed on the relevant exchange website under the heading “Key Information Documents (KIDS).”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding Ellie Mae, including expected revenue, expected adjusted operating expense, expected interest expense and expected weighted average diluted shares outstanding for the month and three months ended September 30, 2020, that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 6, 2020.

This release includes non-GAAP measures that exclude certain items we do not consider reflective of our cash operations and core business performance. We believe that the presentation of these non-GAAP measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. These adjusted non-GAAP measures should be considered in context with our GAAP results.

About Ellie Mae

Ellie Mae is the leading cloud-based platform provider for the mortgage finance industry. Ellie Mae’s technology solutions enable lenders to originate more loans, lower origination costs, and reduce the time to close, all while ensuring the highest levels of compliance, quality and efficiency. Visit EllieMae.com or call (877) 355-4332 to learn more.

About Thoma Bravo

Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. With a series of funds representing more than $45 billion in capital commitments, Thoma Bravo partners with a company's management team to implement operating best practices, invest in growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings, with the goal of increasing the value of the business. The firm has offices in San Francisco and Chicago. For more information, visit thomabravo.com.

ICE Media Contact:
Josh King
Josh.King@theice.com
212-656-2490

ICE Investor Contact:
Warren Gardiner
Warren.Gardiner@theice.com
770-835-0114

Ellie Mae Media Contact:

Erica Bigley
Erica.Bigley@elliemae.com
925-227-5913

Thoma Bravo Media Contact:

Megan Frank

mfrank@thomabravo.com

212-731-4778